                                                                 EXHIBIT (99.1)


FOR IMMEDIATE RELEASE
January 4, 1999
Contacts: TCI Media Relations, Katina Vlahadamis or LaRae Marsik (303) 267-5273
          Time Warner Cable, Michael Luftman (203) 328-0613


               TCIC AND TIME WARNER FORM TEXAS PARTNERSHIP SERVING
                       APPROXIMATELY ONE MILLION CUSTOMERS

ENGLEWOOD, CO/STAMFORD, CT - TCI Communications, Inc. (TCIC), the cable television systems arm of Tele-Communications, Inc. (TCI), and Time Warner Inc., Time Warner Entertainment Company, L.P. and Time Warner Entertainment Advance/Newhouse (collectively, Time Warner) announced today that they have successfully formed a 50-50 joint venture that serves over one million customers in the Houston, Texas area and portions of Southern Texas.

TCIC contributed its Houston area systems and systems in Southern Texas serving approximately 540,000 customers to the joint venture, while Time Warner contributed systems in Houston, El Paso, and certain systems in Southern Texas serving approximately 540,000 customers. Time Warner will manage the combined properties. A few small systems expected to be part of the transaction were not included in this closing pending final regulatory approvals.

The transaction will result in a reduction of approximately $640 million of debt currently held by Time Warner Inc. that will be transferred to the joint venture. TCI's debt will be reduced by approximately $640 million that will also be transferred to the joint venture. Additional terms of the agreement were not disclosed.

Tele-Communications, Inc. is traded through the TCI Group, the TCI Ventures Group and the Liberty Media Group common stocks. The Series A and Series B TCI Group common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols of TCOMA and TCOMB, respectively.

Time Warner Cable serves 12 million customers across the United States with 80 percent of them in systems of 100,000 subscribers or more. It is a division of Time Warner Entertainment.